Exhibit 4.5
COMMUNITY HEALTH SYSTEMS, INC.
AND
U.S. BANK NATIONAL ASSOCIATION
as successor Trustee to Suntrust Bank

FIRST SUPPLEMENTAL INDENTURE
Dated as of July 24, 2007
to
Indenture
Dated as of December 16, 2004
6 1/2% SENIOR SUBORDINATED NOTES DUE 2012

A-1

               THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July 24, 2007 (this “Supplemental Indenture”), is by and between Community Health Systems, Inc., a Delaware corporation (the “Issuer”) and U.S. Bank National Association, successor to Suntrust Bank, as trustee (the “Trustee”).
               WHEREAS, the Issuer and the Trustee have entered into that certain Indenture dated as of December 16, 2004 (the “Indenture”), providing for the issuance of 6 1/2% Senior Subordinated Notes due 2012 (the “Notes”);
               WHEREAS, there are currently $300,000,000 aggregate principal amount of Notes outstanding;
               WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes) (subject to certain exceptions);
               WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;
               WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer;
               WHEREAS, (1) the Issuer has received the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Sections 9.2 and 9.6 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 of the Indenture; and
               NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
DEFINITIONS
               Section 1.1 Deletion of Definitions and Related References. Section 1.01 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.
ARTICLE II
AMENDMENTS TO INDENTURE
               Section 2.1 Deletions from the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:
•	Section 3.2 (Limitation on Indebtedness)

•	Section 3.3 (Limitation on Restricted Payments)

•	Section 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries)

•	Section 3.5 (Limitation on Sales of Assets and Subsidiary Stock)

•	Section 3.6 (Limitation on Liens)

•	Section 3.7 (Limitation on Layering)

•	Section 3.8 (Limitation on Affiliate transactions)

•	Section 3.9 (Limitation on Sale of Capital Stock of Restricted Subsidiaries)

•	Section 3.10 (Change of Control)

•	Section 3.12 (Future Subsidiary Guarantors)

•	Section 3.13 (Maintenance of Office or Agency)

•	Section 3.14 (Corporate Existence)

•	Section 3.15 (Payment of Taxes and other Claims)

•	Section 3.16 (Payments for Consents)

•	Section 3.18 (Further Instruments and Acts)

•	Section 3.19 (Statement by Officers as to Default)

•	Section 3.20 (Effectiveness of Covenants)

•	Section 6.1(3) (failure to comply with obligations under Merger and Consolidation provision)

•	Section 6.1(4) (failure to observe or perform other covenants in the Indenture or Notes)

•	Section 6.1(5) (failure to comply with other agreements in the Indenture)

•	Section 6.1(6) (failure to pay certain indebtedness)

•	Section 6.1(7) (defaults related to certain bankruptcy events)

•	Section 6.1(8) (failure to pay certain judgments)

•	Section 6.1(9) (enforceability of guarantee or assertions of invalidity)

•	Section 8.2(2) (delivery of certificate of accountant with respect to Legal Defeasance and tax matters)

•	Section 8.2(5) (delivery of Opinion of Counsel with respect to Legal Defeasance and creditors’ rights)

•	Section 8.2(6) (delivery of Opinion of Counsel with respect to Legal Defeasance and the Investment Company Act of 1940)

•	Section 8.2(7) (delivery of Opinion of Counsel with respect to Legal Defeasance and certain other tax matters)

•	Section 8.2(8) (delivery of Opinion of Counsel with respect to Legal Defeasance and certain other tax matters)

•	Section 8.6 (reinstatement of obligations under the Indenture)
               Section 2.2 Modifications to the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture in their entirety and replacing them with the following:
(a)	Section 3.11. Reports.
          The Company shall comply with Section 314(a) of the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “TIA”).
(b)	Section 3.17. Compliance Certificate.
          The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate in accordance with Section 314(a)(4) of the TIA.
(c)	Section 4.1. Successor Corporation Substituted.
          Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, the predecessor Company shall be relieved from all obligations to pay the principal of and interest and Additional Interest, if any, on the Notes, and the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

ARTICLE III
MISCELLANEOUS PROVISIONS
               Section 3.1 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. In the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
               Section 3.2 Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
               Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
               Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.
               Section 3.5 The Trustee. The Trustee shall not be responsible for any statement or recital in this Supplemental Indenture.
               Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
               Section 3.7 NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
               Section 3.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.
               Section 3.9 Successors. All agreements of the Issuer in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
               Section 3.10 Effectiveness. The provisions of Articles I and II of this Supplemental Indenture shall be effective at the time all conditions to the tender offer and consent solicitation as set forth in the Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time) of the Issuer dated May 31, 2007 have been satisfied or waived by the Issuer, the Issuer accepts for purchase at least a majority in aggregate principal amount of the outstanding Notes issued under the Indenture and this Supplemental Indenture has been executed by the Issuer.
               Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:
“Effective as of July 25, 2007, the restrictive covenants of the Issuer and certain of the Events of Default have been eliminated, as provided in the Supplemental Indenture, dated as of July 24, 2007. Reference is hereby made to such Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ W. Larry Cash
	Name:	W. Larry Cash
	Title:	Executive Vice President and Chief Financial Officer

Supplemental Indenture — 6 1/2% Senior Subordinated Notes due 2012

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Assistant Vice President

Supplemental Indenture — 6 1/2% Senior Subordinated Notes due 2012